UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2023

SOUTHWEST GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37976	81-3881866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8360 S. Durango Drive
Post Office Box 98510
Las Vegas, Nevada
(Address of principal executive offices)

89193-8510

(Zip Code)

Registrant’s telephone number, including area code: (702) 876-7237

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Southwest Gas Holdings, Inc. Common Stock, $1 Par Value	SWX	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed by Southwest Gas Holdings, Inc. (the “Company”) on November 27, 2023, Paul M. Daily, President and Chief Executive Officer of Centuri Group, Inc. (“Centuri”), a wholly owned subsidiary of the Company, informed the Company on November 20, 2023 of his plan to retire in 2024 once his successor has been appointed.

In connection with Mr. Daily’s planned retirement, the Company entered into a Transition and Separation Letter (the “Separation Agreement”) with Mr. Daily on December 13, 2023, pursuant to which, Mr. Daily will continue to receive his existing salary, health and welfare benefits, and automobile allowance prior to his retirement. Additionally, Mr. Daily’s target short-term incentive plan and target long-term plan opportunities will remain unchanged prior to his retirement. If Mr. Daily’s employment terminates on or after December 31, 2024, his bonus payable under the short-term incentive plan with respect to performance year 2024 will at least be equal to his target annual incentive opportunity.

If Mr. Daily remains employed with Centuri through the successful transition of his responsibilities to a successor or if Mr. Daily’s employment is terminated earlier (a) by the Company without cause or due to his disability, (b) by Mr. Daily for “good reason” within 24 months following a “change in control,” (c) due to Mr. Daily’s death or (d) by Mr. Daily, with or without “good reason” in calendar year 2025, by Mr. Daily providing the Company notice of termination in calendar year 2025 stating the separation date, provided that an event constituting “cause” does not then exist, Mr. Daily will also be eligible for (1) a $2,200,000 retention bonus, payable in cash within 60 days after the date of termination; (2) continued COBRA coverage or reimbursement of the premiums for Mr. Daily and his covered dependents until the earliest of (i) July 1, 2025, (ii) the date Mr. Daily becomes eligible for health insurance coverage from a new employer or self-employment, or (iii) the date Mr. Daily is no longer eligible to continue coverage under COBRA; (3) a prorated short-term incentive award for the year of termination based on the number of full months employed; and (4) “retirement” eligibility for purposes of his long-term incentive plan awards, resulting in pro-rata vesting of such awards in accordance with the applicable plan and award agreements. Additionally, the Company will reimburse Mr. Daily for reasonable legal fees incurred in connection with the negotiation and drafting of the Separation Agreement, up to a maximum of $15,000.

Mr. Daily also agreed, among other things, to a general release of claims against the Company and Centuri and to reaffirm all existing confidentiality, non-competition, non-solicitation obligations and non-disparagement obligations he has to the Company and Centuri.

The existing employment agreement between the Company and Mr. Daily, dated as of April 18, 2016 (the “Employment Agreement”) will remain in effect, subject to any terms amended by the Separation Agreement; provided that (a) Mr. Daily will not be entitled to any severance payments benefits or entitlements under the Employment Agreement and (b) the definitions of “Cause” and “Good Reason” in the Employment Agreement were amended as set forth in the Separation Agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Transition and Separation Letter, dated as of December 13, 2023, by and between Southwest Gas Holdings, Inc. and Paul M. Daily.

104	Cover Page formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS HOLDINGS, INC.

December 15, 2023	/s/ Thomas E. Moran
Thomas E. Moran
Vice President/General Counsel/Corporate Secretary